Exhibit 99.1

IFF Reports Third Quarter 2016 Results

NEW YORK--(BUSINESS WIRE)--November 7, 2016--International Flavors & Fragrances Inc. (NYSE: IFF) (Euronext Paris: IFF) reported financial results and strategic achievements for the third quarter ended September 30, 2016.

Third Quarter 2016 Consolidated Summary: Change vs. Prior Year

	Reported (GAAP)			Adjusted (Non-GAAP)¹			Currency Neutral (Non-GAAP)¹
	Sales	Operating Profit	EPS	Sales	Operating Profit	EPS	Sales	Operating Profit	EPS
Consolidated	2%	(21)%	(15)%	2%	(8)%	(4)%	3%	(4)%	(1)%
Acquisition Impact	1%	1%	1%	1%	1%	1%	1%	1%	1%

¹ Schedules at the end of this release contain reconciliations of reported GAAP to non-GAAP metrics.

Third Quarter 2016 Consolidated Financial Highlights

  Reported net sales for the third quarter totaled $777.0 million, an increase of 2% from $765.1 million in the third quarter of 2015. Excluding the impact of foreign exchange, currency neutral sales increased 3%, including a 1 percentage point contribution related to the acquisition of IFF | Lucas Meyer Cosmetics.
  Reported operating profit declined from $156.7 million in the third quarter of 2015 to $124.3 million in the third quarter of 2016, including a charge of $25 million related to a reserve for litigation. Excluding the impact of foreign exchange and those items that affect comparability, currency neutral adjusted operating profit decreased 4% as volume growth and the benefits associated with cost and productivity initiatives were more than offset by unfavorable mix and manufacturing performance as well as increases in research, selling and administrative costs (RSA), including planned strategic investments.
  Reported earnings per share (EPS) decreased from $1.31 per diluted share in the prior year period, to $1.12 per diluted share compared to the third quarter of 2016. Excluding the impact of foreign exchange and those items that affect comparability, adjusted currency neutral EPS declined 1%, as lower year-over-year shares outstanding and a favorable year-over-year effective tax rate were more than offset by operating profit performance.

Third Quarter 2016 Strategic Highlights: Currency Neutral Performance

Innovating Firsts: strengthen position and drive differentiation in priority R&D platforms

  Encapsulation-related sales grew strong double-digits in Personal Wash & Home Care
  Sweetness and savory modulation portfolio continued to grow double-digits
  Launched 4 new flavor molecules to build consumer-preferred products
  Commercialized a new captive fragrance ingredient to drive further differentiation

Win Where We Compete: achieve market leadership position in key markets, categories & customers

  Middle East & Africa up strong double-digits led by growth in both Flavors & Fragrances
  North America Fragrance sales +6% driven by strong double-digit growth in Fabric Care
  Home Care grew low-single-digits led by double-digit growth in Greater Asia

Become Our Customers’ Partner of Choice: attain commercial excellence

  Growth achieved across both global and regional accounts, with regionals outpacing
  First flavor and fragrance company to join the World Economic Forum
  Elected to World Business Council for Sustainable Development Executive Committee

Strengthen and Expand the Portfolio: pursue value creation through collaborations & acquisitions

  IFF | Lucas Meyer Cosmetics achieved double-digit growth on a standalone basis
  Acquired David Michael in Q4 2016 to improve share of North American Flavors business
  In Q4 2016, announced intention to purchase Fragrance Resources to strengthen
  North America and Germany

Management Commentary

“In the third quarter, we continued to drive the execution of Vision 2020,” said Chairman and CEO Andreas Fibig. “In the key areas we’ve identified – encapsulation, modulation, North America, Africa and the Middle East – we continue to make progress against our strategic goals. We also accelerated our efforts in M&A recently, with the addition of approximately $160 million in expected annualized sales from David Michael and Fragrance Resources – both of which complement our strategic vision well.

“Financially, third quarter currency neutral sales grew 3%, led by an improved performance in Flavors and the contribution from the IFF | Lucas Meyer Cosmetics acquisition. Driven by new win performance, growth was achieved across both business units. From a currency neutral operating profit perspective, we anticipated performance to be muted given the timing of planned investments, yet results came in softer than expected due principally to unfavorable mix and higher manufacturing costs. As we progress in the fourth quarter, we are optimistic that sales, operating profit and EPS growth – on a currency neutral basis – will all improve sequentially.

“For the full year, despite challenging conditions given a higher level of economic uncertainty and limited volume growth by many consumer packaged goods companies, we are pleased to say that we are in a position to deliver solid top- and bottom-line growth in 2016. Longer-term, we believe that our investment in innovation will enable us to accelerate sales performance while simultaneously driving productivity improvements to ensure sustainable profit growth. We’re confident that by doing so, the cumulative benefits will lead to improved value creation for our customers, employees and shareholders.”

Third Quarter 2016 Segment Summary: Growth vs. Prior Year

	Reported (GAAP)		Currency Neutral (Non-GAAP)
	Sales	Segment Profit	Sales	Segment Profit
Fragrances:	1%	(6)%	2%	(7)%
Acquisition Impact	1%	1%	1%	1%

Flavors:	2%	(3)%	3%	(4)%
Acquisition Impact	0%	0%	0%	0%

Fragrances Business Unit

  On a reported basis, sales increased 1%, or $4.2 million, to $410.1 million. Reported Fragrances segment profit was $85.0 million and reported segment profit margin was 20.7%.
  Currency neutral sales improved 2%, including approximately 1 percentage point related to the acquisition of IFF | Lucas Meyer Cosmetics.
  Fine Fragrances declined 3% on a reported and currency neutral basis as strong double-digit growth in Greater Asia and low single-digit growth in North America were more than offset by softness in Latin America and Western Europe.
  Consumer Fragrances was flat on a reported basis and grew 1% on a currency neutral basis led by mid-single-digit growth in Fabric Care and Personal Wash. On a geographic basis, growth was led by a high-single-digit increase in Greater Asia and mid-single-digit growth in North America.
  Fragrance Ingredients grew 9% on a reported basis and 8% on a currency neutral basis, driven by low-single digit growth on an organic basis and the contribution of sales related to the IFF | Lucas Meyer Cosmetics acquisition.
  Fragrances segment profit declined approximately 7% on a currency neutral basis as volume growth and the benefits from cost and productivity initiatives were more than offset by weaker mix, unfavorable price to input costs, manufacturing performance and RSA.

Flavors Business Unit

  On a reported basis, sales increased 2%, or $7.8 million, to $366.9 million. Reported Flavors segment profit was $77.5 million and reported segment profit margin was 21.1%.
  Currency neutral sales grew 3% led by mid-single-digit growth in Savory, Dairy and Sweet.
  EAME increased 2% on a reported basis and 5% on a currency neutral basis led by strong double-digit growth in the Middle East and Africa.
  North America was challenged as low-single-digit growth in Savory and Sweet were offset by softness in Beverage.
  Latin America increased 4% on a reported basis and 7% on a currency neutral basis as Brazil and Mexico both grew strong double-digits.
  Greater Asia increased 4% on a reported basis and 5% on a currency neutral basis led by growth in India, Asean, Indonesia and China.
  Flavors segment profit fell approximately 4% on a currency neutral basis as volume growth and the benefits from productivity initiatives were more than offset by weaker mix, unfavorable price to input costs and increases in RSA.

FY 2016 Guidance: Percent Change vs. Prior Year

The Company’s full year 2016 guidance:

	Currency Neutral			FX Impact[1]	Reported[2]
	Organic	M&A	Total
Sales	2.0% - 3.0%	~2.0%	4.0% - 5.0%	~(1.5)%	2.5% - 3.5%
Operating Profit	2.0% - 3.0%	~1.5%	3.5% - 4.5%	~(2.0)%	1.5% - 2.5%
EPS	3.5% - 4.5%	~1.5%	5.0% - 6.0%	~(2.0)%	3.0% - 4.0%

1 See Use of Non-GAAP Financial Measures
2 Excludes items impacting comparability

A copy of the Company’s Quarterly Report on Form 10-Q will be available on its website at www.iff.com or at sec.gov by November 9, 2016.

Audio Webcast

A live webcast to discuss the Company’s third quarter 2016 financial results and outlook for the balance of the year will be held on November 8, 2016, at 10:00 a.m. EST. Investors may access the webcast and accompanying slide presentation on the Company's IR website at ir.iff.com. For those unable to listen to the live webcast, a recorded version will be made available on the Company's website approximately one hour after the event and will remain available on IFF’s website for one year.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding our outlook for fiscal year 2016 and the impact of our actions on value creation for our customers and shareholders. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on March 1, 2016. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such factors include, but are not limited to: (1) the Company’s ability to implement its Vision 2020 strategy; (2) the Company’s ability to successfully identify and complete acquisitions in line with its Vision 2020 strategy, and to realize the anticipated benefits of those acquisitions; (3) the Company’s ability to effectively compete in its market, and to successfully develop new and competitive products that appeal to its customers and consumers; (4) changes in consumer preferences and demand for the Company’s products or a decline in consumer confidence and spending; (5) the Company’s ability to benefit from its investments and expansion in emerging markets; (6) the impact of currency fluctuations or devaluations in the principal foreign markets in which it operates, including the devaluation of the Euro; (7) the economic and political risks associated with the Company’s international operations, including challenging economic conditions in China and Latin America; (8) the impact of any failure of the Company’s key information technology systems or a breach of information security; (9) the Company’s ability to attract and retain talented employees; (10) the Company’s ability to comply with, and the costs associated with compliance with U.S. and foreign environmental protection laws; (11) the Company’s ability to realize expected cost savings and efficiencies from its profitability improvement initiative and other optimization activities; (12) volatility and increases in the price of raw materials, energy and transportation; (13) fluctuations in the quality and availability of raw materials; (14) the impact of a disruption in the Company’s supply chain or its relationship with its suppliers; (15) any adverse impact on the availability, effectiveness and cost of the Company’s hedging and risk management strategies; (16) the Company’s ability to successfully manage its working capital and inventory balances; (17) uncertainties regarding the outcome of, or funding requirements related to litigation or settlement of pending litigation uncertain tax positions or other contingencies; (18) the effect of legal and regulatory developments, as well as restrictions or costs that may be imposed on the Company or its operations by U.S. and foreign governments; (19) adverse changes in federal, state, local and international tax legislation or policies, including with respect to transfer pricing and state aid, and adverse results of tax audits, assessments, or disputes; and (19) changes in market conditions or governmental regulations relating to our pension and postretirement obligations (20) expectations regarding the timing of closing and the benefits of the potential acquisition of Fragrance Resources (21) with respect to statements regarding the closing and potential benefits of Fragrance Resources these risks include (i) the ability of both parties to obtain required consents and (ii) other customary closing conditions. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Use of Non-GAAP Financial Measures

We provide in this press release (1) Currency Neutral Sales, (2) Adjusted Operating Profit and Currency Neutral Adjusted Operating Profit and (3) Adjusted EPS and Currency Neutral Adjusted EPS, which exclude restructuring costs and other significant items of a non-recurring and/or nonoperational nature such as legal charges/credits, operational improvement initiatives and acquisition related costs (often referred to as “Items Impacting Comparability”) and, with respect to the currency neutral items, the impact of foreign currency movements. We provide these metrics as we believe that they are useful in providing period to period comparisons of the results of our operational performance. When we provide our expectations for our currency neutral metrics in our full year 2016 guidance, we estimate the anticipated FX impact by comparing prior year results to the prior year results restated at exchange rates in effect for the current year based on the currency of the underlying transaction. When we provide our expectations for our Adjusted Operating Profit and our Adjusted EPS in our full year 2016 guidance, the closest corresponding GAAP measures (expected reported Operating Profit and EPS) and a reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure generally are not available without unreasonable effort due to inherent difficulty of forecasting the timing and amount of reconciling items that would be excluded from the GAAP measure in the relevant future period and the relevant tax impact of such reconciling items on EPS. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results. Currency Neutral Sales, Adjusted Operating Profit, Currency Neutral Adjusted Operating Profit, Adjusted EPS and Currency Neutral Adjusted EPS should not be considered in isolation or as substitutes for analysis of the Company’s results under GAAP and may not be comparable to other companies’ calculation of such metrics.

Meet IFF

International Flavors & Fragrances Inc. (NYSE:IFF) (Euronext Paris: IFF) is a leading innovator of sensorial experiences that move the world. At the heart of our company, we are fueled by a sense of discovery, constantly asking “what if?”. That passion for exploration drives us to co-create unique products that consumers taste, smell, or feel in fine fragrances and beauty, detergents and household goods, as well as beloved foods and beverages. Our 6,700 team members globally take advantage of leading consumer insights, research and development, creative expertise, and customer intimacy to develop differentiated offerings for consumer products. Learn more at www.iff.com, Twitter , Facebook, Instagram, and LinkedIn.

International Flavors & Fragrances Inc.
521 West 57th Street
New York, NY 10019

T +212.765.5500
F +212.708.7132
iff.com

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per share data) (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,

	2016	2015	% Change	2016	2015	% Change

Net sales	$777,001	$765,092	2%	$2,353,790	$2,307,540	2%
Cost of goods sold	430,733	417,966	3%	1,281,673	1,269,097	1%
Gross profit	346,268	347,126	(0)%	1,072,117	1,038,443	3%
Research and development expenses	64,415	62,750	3%	191,052	188,725	1%
Selling and administrative expenses	152,046	122,249	24%	408,372	372,267	10%
Amortization of acquisition-related intangibles	5,468	5,414	1%	16,659	10,293	62%
Restructuring and other charges, net	—	—	—%	—	(170)	(100)%
Operating profit	124,339	156,713	(21)%	456,034	467,328	(2)%
Interest expense	13,111	11,855	11%	40,649	34,357	18%
Other (income) expense, net	(2,162)	1,959	(210)%	(4,952)	(3,315)	49%
Income before taxes	113,390	142,899	(21)%	420,337	436,286	(4)%
Taxes on income	23,613	36,452	(35)%	95,223	96,206	(1)%
Net income	$89,777	$106,447	(16)%	$325,114	$340,080	(4)%

Earnings per share - basic	$1.13	$1.32		$4.07	$4.20
Earnings per share - diluted	$1.12	$1.31		$4.05	$4.18

Average shares outstanding
Basic	79,580	80,330		79,727	80,602
Diluted	79,935	80,737		80,067	81,052

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	September 30,	December 31,
	2016	2015
Cash and cash equivalents	$498,730	$181,988
Receivables	587,074	537,896
Inventories	585,185	572,047
Other current assets	186,046	145,178
Total current assets	1,857,035	1,437,109

Property, plant and equipment, net	745,241	732,794
Goodwill and other intangibles, net	1,226,119	1,247,393
Other assets	268,734	284,714
Total assets	$4,097,129	$3,702,010

Bank borrowings and overdrafts, and
current portion of long-term debt	$257,675	$132,349
Other current liabilities	598,249	592,807
Total current liabilities	855,924	725,156

Long-term debt	1,110,201	935,373
Non-current liabilities	432,806	446,492

Shareholders' equity	1,698,198	1,594,989
Total liabilities and shareholders' equity	$4,097,129	$3,702,010

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	Nine Months Ended
	2016	2015
Cash flows from operating activities:
Net income	$325,114	$340,080
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	75,109	65,099
Deferred income taxes	8,323	13,134
Gain on disposal of assets	(2,998)	(341)
Stock-based compensation	19,471	18,355
Pension contributions	(44,356)	(61,125)
Changes in assets and liabilities, net of acquisitions:
Trade receivables	(36,070)	(108,563)
Inventories	(160)	(31,655)
Accounts payable	(29,523)	54,482
Accruals for incentive compensation	3,012	(13,781)
Other current payables and accrued expenses	30,663	34,585
Other assets	(10,155)	(30,098)
Other liabilities	(9,077)	14,523
Net cash provided by operating activities	329,353	294,695

Cash flows from investing activities:
Cash paid for acquisitions, net of cash received	—	(493,469)
Additions to property, plant and equipment	(70,179)	(66,632)
Proceeds from life insurance contracts	292	868
Maturity of net investment hedges	(12)	9,735
Proceeds from disposal of assets	3,664	3,431
Net cash used in investing activities	(66,235)	(546,067)

Cash flows from financing activities:
Cash dividends paid to shareholders	(134,051)	(113,875)
Increase (decrease) in revolving credit facility borrowings and overdrafts	(133,687)	249,998
Deferred financing costs	(4,780)	—
Repayments of debt	(125,000)	—
Proceeds from issuance of long-term debt	555,559	—
Loss on pre-issuance hedges	(3,244)	—
Proceeds from issuance of stock under stock plans	594	288
Excess tax benefits on stock-based payments	4,532	11,704
Purchase of treasury stock	(94,148)	(81,237)
Net cash provided by financing activities	65,775	66,878
Effect of exchange rates changes on cash and cash equivalents	(12,151)	(21,803)
Net change in cash and cash equivalents	316,742	(206,297)
Cash and cash equivalents at beginning of year	181,988	478,573
Cash and cash equivalents at end of period	$498,730	$272,276

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net Sales
Flavors	$366,857	$359,103	$1,118,869	$1,108,689
Fragrances	410,144	405,989	1,234,921	1,198,851
Consolidated	777,001	765,092	2,353,790	2,307,540

Segment Profit
Flavors	77,512	79,803	259,662	256,546
Fragrances	85,010	90,893	261,843	252,416
Global Expenses	(11,405)	(6,874)	(37,544)	(27,067)
Restructuring and other charges, net	(190)	—	(473)	170
Acquisition and related costs	(786)	(6,830)	(2,035)	(13,896)
Operational improvement initiative costs	(802)	(279)	(1,901)	(841)
Spanish capital tax settlement	—	—	1,482	—
Legal charge	(25,000)	—	(25,000)	—
Operating profit	124,339	156,713	456,034	467,328

Interest Expense	(13,111)	(11,855)	(40,649)	(34,357)
Other income, net	2,162	(1,959)	4,952	3,315
Income before taxes	$113,390	$142,899	$420,337	$436,286

Operating Margin
Flavors	21.1%	22.2%	23.2%	23.1%
Fragrances	20.7%	22.4%	21.2%	21.1%
Consolidated	16.0%	20.5%	19.4%	20.3%

International Flavors & Fragrances Inc. Sales Performance by Region and Category (Unaudited)

		Third Quarter 2016 vs. 2015
		Percentage Change in Sales by Region of Destination
		Fine	Consumer Fragrances	Ingredients	Total Frag.	Flavors	Total

North America	Reported	1%	5%	10%	6%	-1%	2%

EAME	Reported	-5%	0%	11%	1%	2%	1%
	Currency Neutral	-5%	0%	11%	1%	5%	3%

Latin America	Reported	-6%	-12%	-26%	-12%	4%	-6%
	Currency Neutral	-3%	-9%	-24%	-9%	7%	-4%

Greater Asia	Reported	15%	8%	22%	10%	4%	7%
	Currency Neutral	15%	8%	18%	10%	5%	7%

Total	Reported	-3%	0%	9%	1%	2%	2%
	Currency Neutral	-3%	1%	8%	2%	3%	3%

		First Nine Months 2016 vs. First Nine Months 2015
		Percentage Change in Sales by Region of Destination
		Fine	Consumer Fragrances	Ingredients	Total Frag.	Flavors	Total

North America	Reported	3%	7%	18%	9%	4%	6%

EAME	Reported	-3%	-1%	12%	1%	-1%	0%
	Currency Neutral	-2%	1%	14%	3%	2%	3%

Latin America	Reported	-2%	-4%	-16%	-5%	-2%	-4%
	Currency Neutral	5%	-1%	-15%	-1%	3%	0%

Greater Asia	Reported	2%	6%	15%	8%	2%	4%
	Currency Neutral	3%	8%	14%	9%	4%	6%

Total	Reported	-1%	2%	12%	3%	1%	2%
	Currency Neutral	1%	4%	13%	5%	4%	4%

Currency neutral growth is calculated by translating prior year sales at the exchange rates used for the corresponding 2016 period.

International Flavors & Fragrances Inc. GAAP to Non-GAAP Reconciliation Foreign Exchange Impact (Unaudited)

Q3 Consolidated	Sales	Operating Profit	EPS
% Change - Reported (GAAP)	2%	-21%	-15%
Items Impacting Comparability	0%	13%	11%
% Change - Adjusted (Non-GAAP)	2%	-8%	-4%
Currency Impact	1%	4%	3%
% Change - Currency Neutral (Adjusted)	3%	-4%	-1%

Q3 Flavors	Sales	Segment Profit
% Change - Reported (GAAP)	2%	-3%
Currency Impact	1%	-1%
% Change - Currency Neutral	3%	-4%

Q3 Fragrances	Sales	Segment Profit
% Change - Reported (GAAP)	1%	-6%
Currency Impact	1%	-1%
% Change - Currency Neutral	2%	-7%

YTD Consolidated	Sales	Operating Profit	EPS
% Change - Reported (GAAP)	2%	-2%	-3%
Items Impacting Comparability	0%	3%	5%
% Change - Adjusted (Non-GAAP)	2%	0%*	2%
Currency Impact	2%	3%	3%
% Change - Currency Neutral (Adjusted)	4%	3%	5%

*Item does not foot due to rounding

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Third Quarter 2016
	Items Impacting Comparability

	Adjusted Operating Profit
	Reported (GAAP)	Restructuring and Other Charges (a)	Operational Improvement Initiative Costs (b)	Acquisition Related Costs (c)	Legal Charges/Credits (d)	Adjusted (Non-GAAP)
Operating profit	124,339	190	802	786	25,000	151,117

	Adjusted Net Income
	Reported (GAAP)	Restructuring and Other Charges (a)	Operational Improvement Initiative Costs (b)	Acquisition Related Costs (c)	Legal Charges/Credits (d)	Adjusted (Non-GAAP)
Income before taxes	113,390	190	802	786	25,000	140,168
Taxes on income (e)	23,613	36	200	276	8,750	32,875
Net income	89,777	154	602	510	16,250	107,293
Diluted EPS	1.12	—	0.01	0.01	0.20	1.34

(a) Accelerated depreciation costs related to restructuring initiatives.
(b) Accelerated depreciation costs in Asia.
(c) Transaction costs related to the acquisition of David Michael.
(d) Legal charge related to reserve for the ZoomEssence case.
(e) The tax effects are calculated based upon the specific rate of the applicable jurisdiction of the items.
* The Company tracks the amount of amortization recorded on recent acquisitions in order to monitor its progress with respect to its Vision 2020 goals. The following amounts were recorded with respect to recent acquisitions: $2.0M related to Lucas Meyer and $1.6M related to Ottens Flavors.

	Third Quarter 2015
	Items Impacting Comparability

	Adjusted Operating Profit
	Reported (GAAP)	Operational Improvement Initiative Costs (a)	Acquisition Related Costs (b)	Adjusted (Non-GAAP)
Operating profit	156,713	279	6,830	163,822

	Adjusted Net Income
	Reported (GAAP)	Operational Improvement Initiative Costs (a)	Acquisition Related Costs (b)	Adjusted (Non-GAAP)
Income before taxes	142,899	279	6,830	150,008
Taxes on income (c)	36,452	70	829	37,351
Net income	106,447	209	6,001	112,657
Diluted EPS	1.31	—	0.07	1.39	(d)

(a) Related to a partial plant closing in Asia.
(b) Transaction costs related to acquisitions (Ottens Flavors and Lucas Meyer Cosmetics) as well as expense related to the fair value step up of inventory on the Lucas Meyer acquisition.
(c) The tax effects are calculated based upon the specific rate of the applicable jurisdiction of the items.
(d) The sum of these items do not foot due to rounding.
* The Company tracks the amount of amortization recorded on recent acquisitions in order to monitor its progress with respect to its Vision 2020 goals. The following amounts were recorded with respect to recent acquisitions: $3.5M.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Amounts in thousands)
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	YTD 2016
	Items Impacting Comparability

	Adjusted Operating Income
	Reported (GAAP)	Restructuring and Other Charges (a)	Operational Improvement Initiative Costs (b)	Acquisition Related Costs (c)	Legal Charges/Credits (d)	Adjusted (Non-GAAP)
Operating profit	456,034	473	1,901	2,035	23,518	483,961

	Adjusted Net Income
	Reported (GAAP)	Restructuring and Other Charges (a)	Operational Improvement Initiative Costs (b)	Acquisition Related Costs (c)	Legal Charges/Credits (d)	Adjusted (Non-GAAP)
Income before taxes	420,337	473	1,901	2,035	23,518	448,264
Taxes on income (e)	95,223	90	475	542	8,339	104,669
Net income	325,114	383	1,426	1,493	15,179	343,595
	4.05	—	0.02	0.02	0.19	4.28

(a) Accelerated depreciation and severance costs related to restructuring initiatives.
(b) Accelerated depreciation and severance costs in Asia.
(c) Expense related to the fair value step up of inventory and additional transaction costs related to acquisition of Lucas Meyer as well as transaction costs related to the acquisition of David Michael.
(d) Includes legal charge related to reserve for the ZoomEssence case as well as settlements due to favorable tax rulings in jurisdictions for which reserves were previously recorded for ongoing tax disputes.
(e) The tax effects are calculated based upon the specific rate of the applicable jurisdiction of the items.
* The Company tracks the amount of amortization recorded on recent acquisitions in order to monitor its progress with respect to its Vision 2020 goals. The following amounts were recorded with respect to recent acquisitions: $6.3M related to Lucas Meyer Cosmetics and $4.8M related to Ottens Flavors.

	YTD 2015
	Items Impacting Comparability

	Adjusted Operating Income
	Reported (GAAP)	Restructuring and Other Charges (a)	Operational Improvement Initiative Costs (b)	Acquisition Related Costs (c)	Adjusted (Non-GAAP)
Operating profit	467,328	(170)	841	13,896	481,895

	Adjusted Net Income
	Reported (GAAP)	Restructuring and Other Charges (a)	Operational Improvement Initiative Costs (b)	Acquisition Related Costs (c)	Tax Settlements (d)	Adjusted (Non-GAAP)
Income before taxes	436,286	(170)	841	13,896	—	450,853
Taxes on income (e)	96,206	(60)	210	1,879	10,478	108,713
Net income	340,080	(110)	631	12,017	(10,478)	342,140
Diluted EPS	4.18	—	0.01	0.15	(0.13)	4.20	(f)

(a) Costs related to the Fragrance Ingredients Rationalization.
(b) Related to plant closings in Europe and partial closing in Asia.
(c) Transaction costs related to acquisitions (Ottens Flavors and Lucas Meyer Cosmetics) as well as expense related to the fair value step up of inventory for both acquisitions.
(d) Settlements due to favorable tax rulings in jurisdictions for which reserves were previously recorded for ongoing tax disputes.
(e) The tax effects are calculated based upon the specific rate of the applicable jurisdiction of the items.
(f) The sum of these items do not foot due to rounding.
* The Company tracks the amount of amortization recorded on recent acquisitions in order to monitor its progress with respect to its Vision 2020 goals. The following amounts were recorded with respect to recent acquisitions: $4.7M.

CONTACT:
International Flavors & Fragrances Inc.
Michael DeVeau, 212-708-7164
VP, Global Corporate Communications & Investor Relations
Michael.DeVeau@iff.com